                                                              Exhibit (a)(1)(UU)


                 IN THE SUPREME COURT OF THE STATE OF DELAWARE

OMNICARE, INC.                     )
                                   )
                Appellant          )
                                   )
       v.                          )      No. 605, 2002
                                   )
NCS HEALTHCARE, INC., JON H.       )      On Appealfrom the Court of
OUTCALT, KEVIN B. SHAW,            )      Chancery of the State of
BOAKE A.SELLS, RICHARD L.          )      Delaware, in and for New
OSBORNE, GENESIS HEALTH            )      Castle County, C.A. No.
VENTURES, INC., and GENEVA         )      19800
SUB, INC.                          )
                                   )
               Appellees

                       JOINT ANSWERING BRIEF OF APPELLEES
                        JON H. OUTCALT AND KEVIN B. SHAW

SQUIRE, SANDERS &                       SPIETH, BELL, McCURDY
  DEMPSEY L.L.P.                          & NEWELL CO, L.P.A.
Frances Floriano Goins                  James R. Bright
Thomas G. Kovach                        Timothy G. Warner
4900 Key Tower                          2000 Huntington Building
127 Public Square                       Cleveland, OH 44115
Cleveland, OH 44114                     (216) 696-4700
(216) 479-8500

MORRIS, NICHOLS, ARSHT                  MORRIS, JAMES, HITCHENS
  & tunnell                               & WILLIAMS L.L.P.
Jon E. Abramczyk                        Edward M. McNally
1201 North Market Street                Michael A. Weidinger
Wilmington,DE 19899                     Elizabeth A. Brown
(302) 658-9200                          222 Delaware Avewnue, 10th Floor
                                        Post Office Box 2306
Attorneys for Defendant                 Wilmington, DE 19899
Jon H.Outcalt                           (302) 888-6800

                                        Attorneys for Defendant
                                        Kevin B. Shaw
November 22, 2002

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
NATURE OF THE PROCEEDINGS                                                             1

SUMMARY OF ARGUMENT                                                                   4

STATEMENT OF FACTS                                                                    5

ARGUMENT                                                                              8

     I.   THE COURT OF CHANCERY CORRECTLY APPLIED DELAWARE LAW IN DETERMINING
          THAT OMNICARE HAS NO STANDING                                               8

          A.   The Applicable Standard Of Review.                                     8

          B.   Delaware Law Abhors Purchasing A Law Suit.                             9

               1.   Omnicare Owned No NCS Stock At The Time Of The Challenged
                    Transaction.                                                      9

               2.   Omnicare's Argument That The Directors Have Engaged In A
                    "Continuous" Breach Of Fiduciary Duties Is A Red Herring.        11

               3.   The Court Of Chancery Clearly Enunciated And Relied On
                    Appropriate Delaware Precedent Requiring Contemporaneous
                    Stock Ownership To Support A Breach Of Fiduciary Duty Claim.     13


          C.   Omnicare's Arguments Respecting Its Purported Individual Claims
               Are Without Merit.                                                    15

               1.   Omnicare's Claims All Derive From Alleged Breaches Of
                    Fiduciary Duty.                                                  15

               2.   Omnicare Has Not Made A Valid Policy Argument For Changing
                    Delaware Law.                                                    17

     II.  DEFENDANTS ARE ENTITLED TO JUDGMENT AS A MATTER OF LAW ON THE VOTING
          AGREEMENTS BECAUSE THERE WAS NO "TRANSFER" OF INTEREST IN THE CLASS B
          SHARES AND, CONSEQUENTLY, NO CONVERSION OF THE CLASS B SHARES INTO
          CLASS A SHARES.                                                            19

          A.   The Applicable Standard Of Review.                                    19

          B.   The Voting Agreements Are Enforceable And The Class B Shares To
               Which They Relate Have Not Been Converted Into Class A Shares.        19

               1.   Certificates Of Incorporation Must Be Interpreted According
                    To General Rules Of Contract Interpretation.                     19

               2.   The Voting Agreements Are Permissible Under Section 7(a) Of
                    The NCS Charter And Are Enforceable.                             20

               3.   The Court Of Chancery Correctly Determined That Neither
                    Messrs. Outcalt Nor Shaw Transferred An "Interest" In Their
                    Shares Of Class B Common Stock Under Section 7(d) Of The NCS
                    Charter When They Executed The Voting Agreements.                22

               4.   Section 7(c)(5) Confirms The Voting Agreements Did Not
                    Convey An "Interest" 1n The Class B Shares Because The
                    Voting Agreements Were Executed In Connection With A Proxy
                    Solicitation.                                                    26

CONCLUSION                                                                           30

                               TABLE OF CITATIONS

                                                                            Page(s)
                                                                            -------
Cases

Alabama By: Products Corp. v. Cede & Co.,
-----------------------------------------
  657 A.2d 254 (Del. 1995)                                                    15, 16

Arden Farms v. State.
--------------------
  N.Y. App. Div., 60 N.Y.S.2d 47, 51 (1946)
  aff'd N.Y., 71 N.E.2d 469 (1947)                                                24

Arnold v. Society for Savings Bancorp. Inc.,
-------------------------------------------
  650 A.2d 1270 (Del. 1994)                                                       19

Avacus Partners. L.P. v. Brian.
-------------------------------
  1990 WL 161909 (Del. Ch.)                                                    8, 13

Brady v. Mexican Gulf Sulphur Co.,
----------------------------------
  88 A.2d 300 (Del. Ch. 1952)                                                     24

Brown v. Automated Marketing Sys., Inc.
--------------------------------------
  1982 WL 8782 (Del. Ch.)                                                  9, 10, 14

Celotex Corp. v. Catrett.
-------------------------
  477 U.S. 317 (1986)                                                             19

Centaur Partners IV v. National Intergroup, Inc.,
------------------------------------------------
  1990 WL 96248 (Del. Ch.)                                                        29

Committee of Merchants and Citizens Against the
----------------------------------------------
  Proposed Annexation, Inc. v. Longo,
  -----------------------------------
  669 A.2d 41 (Del. 1995)                                                         17

Delaware State Troopers Lodge v. Roarke,
----------------------------------------
  403 A.2d 1109 (Del. Ch. 1979)                                                    8

Eliason v. Englehart,
---------------------
  733 A.2d 944 (Del. 1999)                                                        24


Ellingwood v. Wolf's Head Oil Refining Co.,
-------------------------------------------
  38 A.2d 743 (Del. 1944)                                                         20

Emerald Partners v. Berlin,
---------------------------
 726 A.2d 1215 (Del. 1999)                                                        19

Garrett v. Brown, 1986 WL 6708 (Del. Ch.) aff'd,
------------------------------------------------
  511 A.2d 1044 (Del. 1986)                                                       23

Geyer v. Ingersoll Publications Co.,
------------------------------------
  621 A.2d 784 (Del. Ch. 1992)                                                    10

Gulf Corp. v. Mesa Petroleum Co.,
---------------------------------
  582 F. Supp. 1110 (D. Del. 1984)                                                29

Haft v. Haft,
-------------
  671 A.2d 413 (Del. Ch. 1995)                                                    24

Harrah's Entertainment, Inc. v. JCC Holding Co.,
-----------------------------------------------
  802 A.2d 294 (Del. Ch. 2002)                                                    20

In re Chilson,
--------------
  168 A. 82 (Del. Ch. 1933)                                                       24

In re Frederick's of Hollywood, Inc. S'holders  Litig.,
-------------------------------------------------------
  1998 Del. Ch. LEXIS 111 (Del. Ch.)                                          12, 13

In re Gaylord Container Corp. S'holders Litig.,
-----------------------------------------------
  747 A.2d 71 (Del. Ch. 1999)                                                     10

In re Tri-Star Pictures, Inc. Litig,
-----------------------------------
  634 A.2d 319 (Del. 1993)                                                         8

Kaiser Aluminum Corp. v. Matheson
---------------------------------
  681 A.2d 392 (Del. 1996)                                                        20

Kramer v. Western Pacific Industries,
-------------------------------------
  546 A.2d 348 (Del. 1988)                                                        16


Long Island Lighting Co. v. Barbash,
-----------------------------------
  779 F.2d 793 (2d. Cir. 1985)                                                    29

Loudon v. Archer-Daniels-Midland Co.,
------------------------------------
  700 A.2d 135 (Del. 1997)                                                         8

MacAndrews & Forbes Holdings,
-----------------------------
  1985 WL 21129 (Del. Ch.)                                                        17

Malone v. Brincat,
-----------------
  722 A.2d 5 (Del. 1998)                                                          12

Manhattan Casualty Co. v. Bankers Life and  Casualty Co.,
---------------------------------------------------------
  404 U.S. 6 (1971)                                                               27

McIlquham v. Feste,
..------------------
  2002 WL 244859 (Del. Ch.)                                                       20

McKeague v. United States,
--------------------------
  12 Cl. Ct. 671 (1987)                                                           24

Quickturn Design Systems v. Shapiro,
------------------------------------
  721 A.2d 1281 (Del. 1998)                                                       12

Rosenthal v. Burry Biscuit Corp.,
--------------------------------
  60 A.2d 106 (Del. Ch. 1948)                                                     14

Saito v. McKesson HBOC. Inc.,
-----------------------------
  806 A. 2d 113 (Del. 2002)                                                   15, 16

Sanders v. Devine,
-----------------
  1997 WL 599539 (Del. Ch.)                                                   10, 17

Solomon v. Pathe Communications Corp.,
--------------------------------------
  672 A.2d 35 (Del. 1996)                                                          8

Stuart Kingston. Inc. v. Robinson,
----------------------------------
  596 A.2d 1378 (Del. 1991)                                                       17

Superwire.Com, Inc. v. Hampton,
-------------------------------
  805 A.2d 904 (Del. 2002)                                                        20

Tate & Lyle PLC v. Staley Cont'l. Inc.,
---------------------------------------
  1988 WL 46064 (Del. Ch.)                                                        17

Thorpe v. CERBCO, Inc.,
-----------------------
  1993 WL 35967 (Del. Ch.)                                                        12

Trans World Corp. v. Odyssey Partners,
--------------------------------------
  561 F. Supp. 1315 (S.D.N.Y. 1983)                                               29

U-H Acquisition Co. v. Barbo,
-----------------------------
  1994 WL 34688 (Del. Ch.)                                              8, 9, 10, 16

Waggoner v. Laster,
-------------------
  581 A.2d 1127 (Del. 1990)                                                       19

Weiss v. Leewards Creative Crafts. Inc.,
----------------------------------------
  1993 WL 155493 (Del. Ch.)                                                       10

                                                                              1.


                           NATURE OF THE PROCEEDINGS


         This appeal presents the unique situation of an insolvent company, whose stock has a negative book value, which, having finally found a merger partner to pay full value to all stakeholders, has now become the coveted acquisition target of its largest rival. Appellant and plaintiff below Omnicare, Inc. ("Omnicare" or "Plaintiff") attempts by means of this appeal to upset the valid contracts entered into by Appellee and defendant below NCS Healthcare, Inc. ("NCS" or "the Company") to avoid the bankruptcy that Omnicare and NCS' creditors had charted for the Company. Those creditors, who eighteen months ago were under water by over $200 million dollars, will now get every penny of their principal and interest, plus a premium for early redemption. In addition, and almost miraculously, the contracts Omnicare seeks to overturn will provide a fair return to the stockholders of NCS.

         The first question before this Court is whether or not an entity that finds any conduct on the part of a corporate board objectionable may, upon discovering the conduct, purchase stock of the corporation and sue the corporation and its directors alleging breaches of fiduciary duty -- thereby buying a lawsuit. That is precisely what Omnicare has sought to do, but what Delaware courts have consistently refused to permit.

         Omnicare was unsuccessful in its attempts to purchase defendant NCS because Omnicare refused to make an unconditional offer for NCS that provided value to the NCS stockholders. Upon discovering NCS had entered a merger agreement on July 28, 2002 (the "Merger Agreement") with defendant Genesis Health Ventures, Inc. ("Genesis"), Omnicare bought 1000 shares of stock on July 30, 2002 and promptly sued NCS for alleged breaches of fiduciary duty on August 1, 2002. Genesis and NCS moved to dismiss Omnicare's claims for lack of standing on August 23, 2002 and October 3, 2002 respectively.

         In the Court of Chancery's opinion of October 25, 2002, in Case No. C.A. 19800 ("Dismissal Op.") (attached as Exhibit A to Appellant's Opening Brief), the Vice Chancellor determined that Omnicare had no standing to bring its action for purported breaches of fiduciary duty against NCS or its directors, including Appellees and defendants below Chairman of the Board Jon H. Outcalt, and President

                                                                              2.


and Chief Executive Officer Kevin B. Shaw, because at the time of the actions complained of, the Board of Directors of NCS owed Omnicare no fiduciary duty.(1) Accordingly, the Court of Chancery dismissed Omnicare's claims based on breach of fiduciary duty, finding that Delaware law on the standing question is soundly founded upon the "legal or equitable notion that limits to those having a relationship with the corporation the right to sue over its internal affairs." Dismissal Op. at 18.

         The second question before the Court is whether or not the execution of voting agreements by both Messrs. Outcalt and Shaw, the majority stockholders of NCS, in connection with the Merger Agreement between NCS and Genesis (the "Voting Agreements"), constitutes a transfer of Messrs. Outcalt's and Shaw's Class B stock to Genesis, resulting in the conversion of their Class B stock (having 10 votes per share) to Class A stock (having only one vote per share). Messrs. Outcalt and Shaw each own both Class A and Class B stock and collectively own approximately 65% of the total voting power of NCS, enough to assure ratification of the Merger Agreement. If their Class B shares are converted into Class A shares, they will no longer own a majority of the total voting power of NCS.

         Count I of Omnicare's Second Amended Complaint, filed August 12, 2002, seeks a declaratory judgment as to the effect of the Voting Agreements executed by Messrs. Outcalt and Shaw. In the Court of Chancery's Opinion of October 29, 2002, in Case No. C.A. 19800 ("SJ Op.")(attached as Exhibit B to the Appellant's Opening Brief), the Court of Chancery granted summary judgment in favor of defendants on Genesis' cross-motion respecting the effect of the Voting Agreements. The Vice Chancellor correctly determined that the Voting Agreements did not "transfer" Messrs. Outcalt's and Shaw's Class B shares, and hence did not convert those shares to Class A Shares. That ruling is in accordance with Delaware law and reflects a sound reading of the Company's


-------------------------

(1) Mr. Outcalt and Mr. Shaw, together with defendants Richard Osborne and Boake A. Sells, comprise the Board of Directors of NCS (the "Board" or the "Directors").

                                                                              3.


Certificate of Incorporation (the "Certificate" or "Charter") and the Voting Agreements.

                                                                              4.


                             SUMMARY OF ARGUMENT

         1. Messrs. Outcalt and Shaw DENY that the Court of Chancery erred in dismissing Counts II through V of the Second Amended Complaint. The Court of Chancery applied Delaware law correctly in determining that Omnicare had no standing to bring fiduciary duty claims concerning the Directors' conduct. The Court of Chancery rightly held that because Omnicare was not a stockholder at the time of the challenged transaction, the NCS Directors did not owe it a fiduciary duty with respect to the actions Omnicare alleges demonstrate breaches of such duty to the NCS stockholders. Omnicare's arguments regarding its standing to bring "individual" claims for breach of fiduciary duty are likewise unpersuasive. Delaware courts have never endorsed standing based on an after-the-fact share purchase. Accordingly, the Court of Chancery properly held that Omnicare's Second Amended Complaint failed to state a claim for which relief can be granted.

         2. Messrs. Outcalt and Shaw DENY Omnicare's assertion that the Court of Chancery erred in holding that the Voting Agreements violated Section 7(a) of the NCS Charter. The NCS Charter permits Messrs. Outcalt and Shaw to enter into the Voting Agreements. Messrs. Outcalt and Shaw executed the Voting Agreements in connection with a solicitation of proxies. The Voting Agreements did not result in a "transfer" of Messrs. Outcalt's and Shaw's shares, and hence there was no conversion of the Class B shares to Class A shares. The Court of Chancery correctly determined that Omnicare was not entitled to judgment as a matter of law. Moreover, the Court of Chancery properly decided that there were no genuine issues of material fact, and that the defendants, not Omnicare, were entitled to judgment as a matter of law on Genesis' crossmotion for summary judgment. Accordingly, the Court of Chancery's decision denying Omnicare's Motion for Summary Judgment and, instead, granting summary judgment in favor of defendants should be affirmed.

                                                                              5.


                               STATEMENT OF FACTS

         This matter concerns attempts by NCS, a provider of pharmacy and related services to acute care and long-term nursing and medical facilities, to reach a strategically advantageous resolution of its pressing financial concerns, while remaining a viable business in this difficult health care market. The NCS Directors succeeded in this seemingly impossible goal when they signed a merger agreement with Genesis on July 28, 2002.

         Throughout NCS' two-and-a-half year search for solutions, its rival Omnicare sought to pressure NCS, which had defaulted on its debts, into an asset sale under Section 363 of the Bankruptcy Code. Such a transaction would have returned nothing to NCS' equity holders and less than full value to its debtholders, while decimating NCS' business. The companies and their representatives negotiated regarding Omnicare's proposals, and Omnicare conducted abbreviated due diligence, limited by Omnicare's refusal to enter into a confidentiality agreement protecting NCS' competitive information. (A201).(2) Although NCS made it clear that it was not interested in a bankruptcy transaction, Omnicare refused to consider any other transaction structure.
(A203). Omnicare then chose to negotiate only with NCS' creditors. Id.

         Thereafter, NCS received an offer to merge with Genesis, and began negotiating that transaction. On July 26, 2002, however, Omnicare unsuccessfully sought to disrupt the exclusive negotiations between NCS and Genesis at the last minute by sending NCS a highly conditional expression of interest in acquiring NCS at $3.00 per share.

         The NCS Directors determined, in light of (1) Omnicare's refusal to consider a non bankruptcy transaction in the past; (2) the potential imminent loss of the Genesis offer; and most importantly, (3) the conditional nature of Omnicare's proposal to negotiate, to proceed with


--------------------

(2) Messrs. Outcalt and Shaw cite to Appellants' Appendix as "A__" and the Appendix filed herewith by Appellees Jon H. Outcalt and Kevin B. Shaw as "B__"

                                                                              6.


the firm Genesis offer and enter into the Genesis Merger Agreement. (A208-09). Following, as it did, a two-and-a-half-year quest to rehabilitate the Company, the Directors' decision to take the Genesis offer, rather than risk losing it to begin negotiating once again with Omnicare, was a reasoned exercise of business judgment. The Genesis transaction entered into on July 28, 2002 was valued at $1.60 per share and returned full value, plus an early redemption premium, to NCS' creditors. It was also distinguished by being the only firm offer NCS had ever received that would return value to all of NCS' stockholders.

         Omnicare grievously mischaracterizes the events leading up the negotiation of the Merger Agreement, seeking to re-cast in hindsight the actions of the parties to support its own circular reasoning. Reading the Plaintiff's Opening Brief, the Court might suppose that NCS had been inundated with valuable purchase offers. In fact, nothing could be further from the truth. NCS had not been successful in opening meaningful discussions with any party interested in either a refinancing or merger transaction prior to the Genesis offer. Omnicare's offers in 2001 and early 2002 cited at page 5 of its Opening Brief provided nothing to NCS stockholders, and so could not be considered as comparable to the Genesis offer. (A201-03).

         NCS and Genesis executed the Merger Agreement on July 28, 2002. Later that day, Messrs. Outcalt and Shaw each executed separate Voting Agreements with Genesis and NCS. (A128-39). Pursuant to Sections 2(b) and 2(c) of the Voting Agreements, Messrs. Outcalt and Shaw each agreed to vote all of their Class A and Class B shares in favor of the Genesis Merger Agreement and against any other competing proposals, and granted an irrevocable proxy to Genesis to vote the shares in favor of the Genesis merger and against certain competing transactions. (A130, A135-36).

         On July 30, 2002, Omnicare purchased 1000 shares in NCS. Opening Brief at 4. On August 8, Omnicare commenced a tender offer for outstanding NCS stock at $3.00 per share. The Directors refused to recommend the tender offer to the shareholders, as it, like Omnicare's July 26 expression of interest, was subject to conditions that made it inferior to the Merger Agreement with Genesis.

                                                                              7.


         On October 6, 2002, months after the decision-making process Omnicare complains of, and also months after Omnicare bought NCS stock and filed suit, Onmicare finally made a merger proposal to the NCS Board that could be accepted immediately, without conditions, in the amount of $3.50 per share. (B2-3). At that point, because the new offer was indeed more valuable than the Genesis Merger Agreement, the Directors properly withdrew their recommendation of the Merger Agreement, as noted in the Plaintiff's Opening Brief. Because of the preexisting contracts with Genesis, however, NCS was not able to undo the Genesis Merger Agreement. Nonetheless, the Directors had succeeded in their goal of preserving the Company in the face of a seemingly imminent bankruptcy (a bankruptcy Omnicare had affirmatively encouraged) that would have left the stockholders with nothing.

                                                                              8.


                                    ARGUMENT

         I. THE COURT OF CHANCERY CORRECTLY APPLIED DELAWARE LAW IN DETERMINlNG THAT OMNICARE HAS NO STANDING

         A. The Applicable Standard Of Review.

         This Court reviews the granting of a motion to dismiss for failure to state a claim de novo. Solomon v. Pathe Communications Corp., 672 A.2d 35, 38 (Del. 1996). Rule 12(b)(6) requires dismissal when it appears from the allegations of the complaint that plaintiff would not be entitled to relief under any set of facts that could be proven to support the action. See Loudon v. Archer-Daniels-Midland Co., 700 A.2d 135, 140 (Del. 1997). "[I]t is well established, however, that conclusions... [contained in the complaint] will not be accepted as true without specific allegations of fact to support them." Id. (quoting In re Tri-Star Pictures, Inc. Litig., 634 A.2d 319, 326 (Del. 1993)).

         Dismissal for lack of standing is a dismissal under Rule 12(b)(6). See, e.g., Avacus Partners. L.P. v. Brian. 1990 WL 161909 at *5 (Del. Ch.), citing Delaware State Troopers Lodge v. Roarke, 403 A.2d 1109 (Del. Ch. 1979); U-H Acquisition Co. v. Barbo, ("U-Haul"), 1994 WL 34688 at *3 (Del. Ch.). A party's right to bring a suit in the first place goes to the question of whether, under any "state of facts reasonably foreseeable under the well-pleaded allegations of the complaint," the plaintiff would be entitled to relief. Avacus, 1990 WL 161909 at *5.

                                                                              9.


         B. Delaware Law Abhors Purchasing A Law Suit.

            1. Omnicare Owned No NCS Stock At The Time Of The Challenged
               Transaction.

         Omnicare concedes it never acquired stock in NCS until July 30, 2002. Although Omnicare tries to construct a "continuing course of conduct" in its brief, it is clear that the core of Omnicare's argument concerns the Directors' actions taken on or before July 28, 2002. As explained further below, Omnicare lacks standing to bring claims for any conduct occurring prior to July 30, 2002. See, e.g., U-Haul 1994 WL 34688 at *5 (holding that arms-length tender offeror who was not a unit holder lacked standing to bring fiduciary duty claims against general partner); Brown v. Automated Marketing Sys., Inc., 1982 WL 8782, at *2 (Del. Ch.)(holding that purchaser of stock lacked standing to pursue individual claims based on pre-purchase breaches of fiduciary duty in approving a merger agreement). Omnicare cannot challenge the established body of Delaware case law cited by the Court of Chancery holding a stockholder may only sue if that stockholder owned stock at the time of the alleged breaches of fiduciary duty.

         Thus, the only question before the Court is whether Omnicare may buy stock in NCS, having full knowledge of the events it finds objectionable, and immediately sue for breach of fiduciary duty. Given that scarcely two days elapsed between Omnicare's purchase of stock and its filing of this lawsuit, it is clear that Omnicare only bought NCS stock for the purpose of filing suit. Omnicare's arguments relating to the Directors' conduct after the Merger Agreement was signed are mere after-the-fact justification. Omnicare's suit predates the conduct it now claims enables it to survive the contemporaneous ownership requirement. This Court has never previously recognized standing in such circumstances and should not do so here.

         Standing to bring a breach of fiduciary duty claim depends on a plaintiff's ability to establish "that at the time [of the alleged breach] he was a person to whom a fiduciary duty was owed," Sanders v. Devine,

                                                                             10.


1997 WL 599539 at *5 (Del. Ch.). Directors of a corporation owe no fiduciary duties to prospective shareholders. See, e. g., Weiss v. Leewards Creative Crafts, Inc., 1993 WL 155493, at *3 (Del. Ch.). Under Delaware law, a director's statutory authority and fiduciary duties extend only to contemporaneous stockholders,(3) thus only contemporaneous stockholders have standing to bring claims for breach of those duties. See U-Haul 1994 WL 34688, at *5, ("U-Haul therefore lacks standing to bring a claim for breach of a fiduciary duty by the general partners because it could not be owed any fiduciary duties by the general partner.").

         Similarly, in Brown, 1982 WL 8782 at *2, the court dismissed a plaintiff's breach of fiduciary duty claim because the plaintiff did not purchase stock in the corporation until after the board had announced a plan of merger. The timing of the plaintiff's purchase of stock was thus fatal to her claim, as Omnicare's belated purchase of NCS stock is here. In Brown, the court determined that a plaintiff asserting an individual (as opposed to a derivative) claim still had to meet the contemporaneous ownership requirement.

         Although unable to provide any authority to the court below supporting its novel argument that it be accorded "bidder standing" absent contemporaneous stock ownership, Omnicare resurrects its bidder standing argument at page 13 of its Opening Brief, once again relying on In re Gaylord Container Corp. S'holders Litig., 747 A.2d 71 (Del. Ch. 1999). While the Gaylord decision did set forth reasons why it is reasonable to accord bidders standing to sue, the court explicitly noted that Delaware law requires bidder standing to be tied to stockholder status. Id. at 77 n.7. The Gaylord court confirmed the bar against suits by those who "buy stock and challenge the earlier adoption of properly disclosed defensive measures." Id. at 82 n.15.

-------------------

(3) Where a corporation is insolvent, corporate directors also owe a duty to creditors. See. e.g., Geyer v. Ingersoll Publications Co., 621 A.2d 784, 787 (Del. Ch. 1992). The Court of Chancery noted that the NCS Directors owed such duties to their creditors during the period at issue. Dismissal Op. at 18.

                                                                             11.


            2. Omnicare's Argument That The Directors Have Engaged In A
               "Continuous" Breach Of Fiduciary Duties Is A Red Herring.

         Omnicare's case relies on drawing the Court's attention to acts of the NCS Directors prior to Omnicare's purchase of stock and conflating those acts with activity occurring after Omnicare's purchase, and even after Omnicare instituted its suit. For example, Omnicare's insistence that it made more valuable proposals for the Company is flatly untrue, except for Omnicare's October 6, 2002 offer.(4) This date was well after the activities Omnicare alleges related to the Directors' purported failure to obtain the best price for the Company. Omnicare would have the Court believe the Directors' decision to accept the only viable bid available on July 28, 2002 is somehow tainted by Omnicare's "counterproposal" made over two months later. The law is clear that such an argument cannot stand. The logical outcome of Omnicare's argument is that merger agreements and other contracts could never be final, but would always be subject to indefinite second-guessing by disgruntled stockholders and latent bidders.

         The only conduct truly at issue here is the Directors' decisions respecting the negotiation and execution of the Merger

-------------------

(4)  For example, Omnicare's proposals described on page 5 of the Opening
     Brief were asset purchases that offered no value to shareholders; the purported "substantially higher, all-cash offer" described on page 6 of the Opening Brief was merely a conditional offer to negotiate; and the "superior consideration" described on page 13 of the Opening Brief refers to the tender offer made after the execution of the Merger Agreement. To advance an invidious comparison between the Genesis offer on July 28, 2002 and a wide variety of dissimilar proposals and indications of interest covering the period from July 2001 through October 2002 goes beyond comparing apples and oranges to being outright disingenuous.

                                                                             12.


Agreement. That Agreement, however, was a final contract before Omnicare acquired standing to look over the Directors' shoulders:

         Delaware courts have faced this argument before and rejected it. For instance, in Thorpe v. CERBCO., Inc. 1993 WL 35967 at *3 (Del. Ch.), the court rejected the plaintiffs' argument that conduct predating the plaintiffs' acquisition of stock constituted a continuing wrong, holding: "But to admit that those acts might have evidentiary value with respect to a derivative claim is quite different from saying that those 1982 acts can themselves be a source of liability to plaintiffs." Id. at *3.

         Omnicare's invocation of the general proposition that directors of Delaware corporations have fiduciary duties to the stockholders is likewise inapposite. For example, Omnicare cites language in Malone v. Brincat, 722 A.2d 5, 10 (Del. 1998), stating that the Directors' duties are "unremitting." This Court in Malone actually stated: "Although the fiduciary duty of a Delaware director is unremitting, the exact course of conduct that must be charted to properly discharge that responsibility will change in the specific context of the action the director is taking with regard to either the corporation or its shareholders." Id. That case dealt specifically with directors' duties to disclose material information respecting the value of the corporation's stock. Nowhere does the Malone decision provide a basis for Omnicare's implication that an "unremitting fiduciary duty" allows a plaintiff to reach back in time and base a claim on conduct occurring before it was owed a fiduciary duty. Omnicare's citation of Quickturn Design Systems v. Shapiro, 721 A.2d 1281,
1292 (Del. 1998), likewise fails to support its standing argument. In that case, a post-trial appeal determining the validity of measures enacted in response to a tender offer, standing was not even at issue.

         Omnicare's arguments regarding the "continuous" nature of the Directors' purported breaches of fiduciary duty betrays its fundamental misapprehension regarding the voting structure of NCS. Messrs. Outcalt and Shaw, as majority stockholders for voting purposes, were entitled to determine when and how to vote their shares, as they did here. See. e.g., In re Frederick's of Hollywood, Inc. Shareholders Litigation, 1998 Del. Ch. LEXIS 111 at *20 n.19 (Del. Ch.) (noting that "under Delaware Law, a majority shareholder is not obligated to vote its shares in favor of a transaction that it opposes."). Accordingly, Omnicare's assertion that the

                                                                             13.


NCS Directors "continue to deprive Omnicare and the other NCS stockholders of their ability to vote down the Genesis merger" is ludicrous. (Opening Brief at 21.) Messrs. Outcalt and Shaw, as stockholders, could vote for the Genesis Merger Agreement at any time, regardless of the price and independent of any subsequent proposal by Omnicare. As in Frederick's, the remaining stockholders, who have always been a voting minority, have no right to deny the majority shareholders' right to vote as they wish. In this instance Messrs. Outcalt and Shaw agreed to exercise their right to vote before Omnicare acquired any shares. Thus, even if Omnicare had a basis to object to the exercise of their voting rights, the contemporaneous ownership requirement eliminates Omnicare's standing to object.

            3. The Court Of Chancery Clearly Enunciated And Relied On
               Appropriate Delaware Precedent Requiring Contemporaneous Stock Ownership To Support A Breach Of Fiduciary Duty Claim.

         Omnicare's tactics are a classic example of buying a lawsuit. The Court of Chancery clearly relied upon the established law in Delaware that such a gambit is not permitted. The court below explained, "Delaware's policy against allowing plaintiffs to purchase stock and then challenge transactions agreed upon before the purchase `might easily be frustrated if individuals could place orders to purchase stock on the same day the challenged transaction occurred.' Delaware courts enforce this policy by denying standing to after-the-fact purchasers and dismissing their complaints." Dismissal Op. at 12, quoting Avacus, 1990 WL 161909 at *6. While the Avacus decision arose in the context of a derivative action, it confirms the underlying policy focus of the objection to "purchasing stock solely to institute litigation." This principle contradicts Omnicare's theory that any plaintiff can bring suit and make claims for action occurring before standing obtained.

         The Court of Chancery correctly set forth Delaware law that the policy against permitting persons complaining about the internal

                                                                             14.


affairs of corporations to buy the right to sue the corporation "is derived from 'general equitable principles' and has been applied to preclude stockholders who later acquire their shares from prosecuting direct claims as well." Dismissal Op. at 12; see also Rosenthal v. Burry Biscuit Corp., 60 A.2d 106, 111 (Del. Ch.
1948); Brown v. Automated Marketing Sys., Inc., 1982 WL 8782, at *2 (Del. Ch.)(applying the "equitable principles" of Section 327(5) to dismiss an individual action brought by a stockholder who acquired shares only after the actions of which she complained). Section 327 of the Delaware General Corporation Law embodies this policy, but the policy is not limited to derivative actions. Id.

         Omnicare's decision to purchase NCS stock and file suit after learning that NCS had executed the Merger Agreement is a direct affront to this policy rationale. Like the plaintiff in Brown, Omnicare acquired its shares "with full knowledge, or at least [was] charged with knowledge" of the terms of the Merger Agreement, and thus has and as a matter of policy should have no standing to complain about its terms.(6)

(5) 8 Del. Code. 'SS' 327. All Delaware Code Sections cited hereafter as "Section __". Section 327 states:

          In any derivative suit instituted by a stockholder of a corporation,

          it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which such stockholder complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law.

(6) The Brown court summarized this general equitable principle as follows:

          [T]he purchaser ought to take things as he found them when he voluntarily acquired an interest. If he was defrauded in the purchase, he should sue the vendor. As to the corporation and its managers, so

                                                                  (continued...)

                                                                             15.


         C. Omnicare's Arguments Respecting Its Purported Individual Claims Are Without Merit.

            1. Omnicare's Claims All Derive From Alleged Breaches Of
               Fiduciary Duty.

         Omnicare ranges far afield in search of authority to support its expansive reading of standing. Neither Saito v. McKesson HBOC, Inc., 806 A.2d 113 (Del. 2002), nor Alabama By-Products Corp. v. Cede & Co., 657 A.2d 254 (Del.
1995), is apposite to the case at hand. In Saito, this Court addressed the scope of a stockholder's inspection rights under Section 220 of the Delaware Code. However, this Court specifically distinguished standing to sue from the right to inspect records, and did not question the Court of Chancery's application of the principle embodied in Section 327 barring suit for a transaction prior to the stockholder's ownership. This Court merely found that the Section 327 limitation did not apply to inspections pursuant to Section 220 because a stockholder could have a legitimate purpose for inspecting corporate records other than suing the corporation. Saito, 806 A.2d at 117.

         A careful reading of this Court's ruling in the Alabama By-Products case reveals even less support for Omnicare's position than Saito. In that case the Court determined a stockholder which had perfected its right to appraisal retained the right to the appraisal remedy

-------------------
(...continued)

         long as he is not injured in what he got when he purchased, and holds exactly what he got and in the condition in which he got it, there is no ground for complaint.

     1982 WL 8782, at *2 (quoting Home Fire Ins. Co. v. Barber, 93 N.W. 1024, 1029 (Neb. 1903)).

                                                                             16.


even though its agent had inadvertently surrendered the shares. As in Saito, this Court clearly articulated the policy basis for requiring stockholdings at the time of the challenged transaction, stating: "The long-recognized policy behind Section 327 is to prevent strike suits whereby an individual purchases stock in a corporation with purely litigious motives, i.e., for the sole purpose of prosecuting a derivative action to attack transactions which occurred prior to the purchase of stock." Alabama By-Products, 657 A.2d at 264
n.12. This Court recognized that such suits "inherently impinge upon the board's authority to manage the business and affairs of the corporation," id. at 265, but explained that a "shareholder is permitted to intrude upon the authority of the board by means of a derivative suit only because his status as a shareholder provides an interest and incentive to obtain legal redress for the benefit of the corporation." Id. This Court went on to distinguish appraisal actions, in which the stockholder "relinquishes his status as shareholder and assumes the role of a quasi-creditor with a purely monetary claim against the corporation." Id. at 266.

         Omnicare cannot be arguing that its situation is more akin to a creditor of the corporation, as is the position of the stockholder seeking appraisal, or that in suing the Company for purported breaches of fiduciary duty its conduct is more like the plaintiff in Saito, encouraged by the Court to inspect the books and records of the defendant. In this case, Omnicare can only assert a claim as a stockholder. This Court's determination that the limits of
Section 327 do not apply to actions under Section 220 and Section 262 has no bearing here, where Omnicare seeks to do exactly what a plaintiff in any derivative action does, regardless of how Omnicare may denominate its claim. How Omnicare characterizes its claims is obviously less important than their actual substance. "In determining the nature of the wrong alleged, a Court must look to the body of the complaint, not the plaintiff's designation or stated intention." U-Haul 1994 WL 34688 at *4, quoting Kramer v. Western Pacific Industries, 546 A.2d 348 (Del. 1988).

                                                                             17.


            2. Omnicare Has Not Made A Valid Policy Argument For Changing
               Delaware Law.

         Omnicare further suggests that this Court stretch the bounds of Delaware law to permit its suit on policy grounds. However, the Court should reject Omnicare's arguments both as lacking in case support and as inapplicable to the facts of this case. Regardless of whether Omnicare's claims are properly derivative or individual, the Delaware courts have already clearly established a policy direction. Section 327 reflects Delaware's policy choice regarding standing, not a limited prohibition as Omnicare suggests.

         Omnicare's assertion that the Court of Chancery "impermissibly engrafted" the standing requirement of Section 327 onto Omnicare's claims is entirely unfounded. As the Court of Chancery noted, "Omnicare's argument finds little or no support in our law and is inconsistent with established principles that limit standing in fiduciary duty cases to those to whom a duty was owed at the time of the breach." Dismissal Op. at 14, citing Sanders v. Devine, 1997 WL 599539 at *5. The cases Omnicare cites hold that only stockholders which owned shares at the time of an alleged breach of fiduciary duty by the target board have standing to sue. See Tate & Lyle PLC v. Stalev Cont'l, Inc., 1988 WL 46064 at *4 (Del. Ch.), and MacAndrews & Forbes Holdings, 1985 WL 21129 at *1 (Del. Ch.).

         Although Omnicare recognizes the essential issue determined in a standing analysis by this Court, i.e., degree of interest in the outcome, as articulated in Stuart Kingston, Inc. v. Robinson, 596 A.2d 1378, 1382
(Del. 1991), and Committee of Merchants and Citizens Against the Proposed Annexation, Inc. v. Longo, 669 A.2d 41, 44 (Del. 1995), it does not make a persuasive argument as to why the rule in this case should be different from all previous stockholder cases before Delaware courts. Delaware law has explicitly linked stockholder standing to contemporaneous stock ownership.
The question of whether Omnicare's interest in the affairs of NCS is "distinguishable from the interest shared by other members of . . .the public" or whether Omnicare is a "mere intermeddler" with respect to the Directors' approval of the Genesis merger has a clear answer: until July 30, 2002, Omnicare was an

                                                                             18.


intermeddler. Whether or not acts of the NCS Directors before that date continue to have effect is irrelevant to the question of Omnicare's standing.

         Accordingly, this Court should uphold the Court of Chancery's determination that Omnicare has no standing to bring its suit.

                                                                             19.


     II. DEFENDANTS ARE ENTITLED TO JUDGMENT AS A MATTER OF LAW ON THE VOTING AGREEMENTS BECAUSE THERE WAS NO "TRANSFER" OF INTEREST IN THE CLASS B SHARES AND, CONSEQUENTLY, NO CONVERSION OF THE CLASS B SHARES INTO CLASS A SHARES.

         A. The Applicable Standard Of Review.

         The Court of Chancery's decision to grant summary judgment in favor of all defendants on the question of the effect of the Voting Agreements is subject to de novo review. Emerald Partners v. Berlin. 726 A.2d 1215, 1219 (Del. 1999) (citing Arnold v. Society for Savings Bancorp, Inc., 650 A.2d 1270, 1276 (Del.
1994)). This Court should affirm the decision because the record demonstrates that there are no genuine issues of material fact and the defendants are entitled to judgment as a matter of law. Id.; Del. Ct. Ch. R. 56(c). Judgment as a matter of law is required where, as here, Omnicare has the burden of proof and the fails to establish the existence of an element essential to its case. Celotex Corp. v. Catrett, 477 U.S. 317, 322-23 (1986).

         B. The Voting Agreements Are Enforceable And The Class B Shares To Which They Relate Have Not Been Converted Into Class A Shares.

            1. Certificates Of Incorporation Must Be Interpreted According To
               General Rules Of Contract Interpretation.

         Delaware law provides that certificates of incorporation are interpreted according to the general rules of contract interpretation. (SJ Op. at 9-10; see, e.g., Waggoner v. Laster, 581 A.2d 1127, 1134 (Del. 1990) ("A
certificate of incorporation is viewed as a contract among shareholders, and general rules of contract interpretation apply to its terms"); Harrah's Entertainment, Inc. v. JCC Holding Co., 802 A.2d 294,

                                                                             20.


309 (Del. Ch. 2002) ("In general terms, corporate instruments such as charters or bylaws are interpreted in the same manner as other contracts.")). The provisions of the NCS Charter should be "interpreted using standard rules of contract interpretation which require a court to determine from the language of the contract the intent of the parties. In discerning the intent of the parties, the [Charter] should be read as a whole and, if possible, interpreted to reconcile all of the provisions of the document." Kaiser Aluminum Corp. v. Matheson, 681 A.2d 392, 395 (Del. 1996). Thus, when interpreting a particular provision of a certificate, "the instrument should be considered in its entirety, and all of the language reviewed together 'in order to determine the meaning intended to be given to any portion of it.'" See Superwire.Com, Inc. v. Hampton, 805 A.2d 904, 910 (Del. 2002) (quoting Ellingwood v. Wolf's Head Oil Refining Co., 38 A.2d 743, 747 (Del. 1944)). Where, as here, the language of a corporate instrument is plain and clear, "the Court will not resort to extrinsic evidence in order to aid in interpretation, but will enforce the contract in accordance with the plain meaning of its terms." McIlquham v. Feste, 2002 WL 244859, at *5 (Del. Ch.).(7)

            2. The Voting Agreements Are Permissible Under Section 7(a) Of
               The NCS Charter And Are Enforceable.

         The foundation for Omnicare's argument is Section 7(a) of the NCS Charter, which states that "no person holding any shares of Class

-------------------


(7) Omnicare's claim that purported ambiguities in the NCS Charter should be "resolved against the Drafters - i.e., Messrs. Outcalt and Shaw" finds no support in the record or the law. (Opening Brief at 31). There is absolutely no evidence of what, if any, role Messrs. Outcalt and Shaw played in drafting the Charter. Nothing in the cases Omnicare cites supports the proposition that the Charter can or should be construed against Messrs. Outcalt and Shaw as shareholders even if Omnicare could support its conclusory statement that Messrs. "Outcalt and Shaw, as 'founders' of NCS, were in fact the 'drafters'" of the Charter. Id.

                                                                             21.


B Common Stock may transfer . . . such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a `Permitted Transferee' of such person." (A28 (emphasis added)). Omnicare also relies on Section 7(d) of the Charter for the proposition that any purported transfer of Class B shares other than to a Permitted Transferee will automatically result in the conversion of such Class B shares into shares of Class A Common Stock. (A31 (emphasis added)). Relying on these provisions, Omnicare contends that, because Genesis is not a "Permitted Transferee," the Voting Agreements were "illegal" transfers which automatically converted Messrs. Outcalt's and Shaw's Class B shares (having 10 votes per share) into Class A shares (having only one vote per share). The question for this Court is whether the Voting Agreements constituted a prohibited "transfer" under the NCS Charter.

         Omnicare seemingly opens the door for the Court to determine that the Voting Agreements violated Section 7(a), although they may not have triggered
Section 7(d)'s conversion provision. Following Omnicare's argument to its logical conclusion would mean that any irrevocable proxy given for Class B shares - even proxies given to vote at regular annual meetings (since to be valid such proxies must be coupled with an "interest") - would constitute impermissible "transfers" of interests in such shares and would violate Section 7(a) of the NCS Charter. The logical result of this argument is that no irrevocable proxies could ever be given for Class B shares. Obviously, this cannot be the meaning of these sections.

                                                                             22.


            3. The Court Of Chancery Correctly Determined That Neither
               Messrs. Outcalt Nor Shaw Transferred An "Interest" In Their Shares Of Class B Common Stock Under Section 7(d) Of The NCS Charter When They Executed The Voting Agreements.

         In analyzing Omnicare's argument, it is necessary to compare the language of Sections 7(a) and 7(d) of the NCS Charter. Section 7(a) prohibits holders of Class B shares from transferring those shares "or any interest therein" to persons who are not "Permitted Transferees." (SJ Op. at 10; A28). By contrast, Section 7(d) does not mention "interests" in shares and, instead, only refers to any "purported transfer of [the] shares" themselves. (SJ Op. at 10;
A31). Thus, a reasonable reading of the Charter would lead to the conclusion that there is no voting penalty attached to providing a proxy to vote Class B shares, since a proxy is clearly not a "transfer" of the shares themselves. Indeed, the Voting Agreements specifically provide that Messrs. Outcalt and Shaw may not "transfer" the shares in question prior to the meeting and vote on the Genesis Merger Agreement. (A135, A129).

         The question then remains whether the giving of these proxies transfers even an "interest" in the shares such as would violate Section 7(a) of the Charter. Because the standard rules of contract interpretation require the court to give effect to all provisions of the NCS Charter where possible, the Court of Chancery reasoned that Section 7(d)'s reference to a "transfer of shares" is broad enough to encompass actual share transfers as well as transfers of some ownership interest in those shares, although less than full legal or equitable ownership thereof. (SJ Op. at 10-11.) The Court of Chancery stressed, however, that "to fall within the ambit of Section 7(d), the interest transferred must represent a substantial part of the total ownership interests associated with the shares in question." (Id. at 11 (emphasis added)). The Court of Chancery ruled that "the mere promise to vote the shares found in Section 2(b) of the Voting Agreements [does not] amount[] to a transfer of any part of

                                                                             23.


Outcalt's or Shaw's ownership interest in the shares" (id. at 13; Opening Brief at 26-27), but only that portion of their voting power specifically related to approval of the Genesis Merger Agreement was given by proxy. Omnicare argues, incorrectly however, that Messrs. Outcalt and Shaw transferred nearly all of their voting power in the Class B shares to Genesis in the Voting Agreements.

         In Garrett v. Brown, the Court of Chancery reviewed a stockholders agreement containing transfer restrictions very similar to the transfer restrictions of Section 7(a) of the NCS Charter. 1986 WL 6708, at *2 (Del. Ch.), aff'd, 511 A.2d 1044 (Del. 1986). As in the NCS Charter, the transfer restrictions at issue in Garrett prohibited the transfer of "interests" in the shares. Id. The court in Garrett considered whether a letter agreement among a group of stockholders and the group's financiers that transferred a portion of the stockholders' voting power to the financiers constituted a prohibited transfer of the shares under the stockholders agreement. Id. at *9-10. The court concluded that a prohibited transfer did not occur, id. at *10-11, stating:

         Other provisions as to the manner in which La Cadena will vote its stock cannot reasonably be construed to constitute a transfer under the Stockholders' Agreement. As noted earlier, the Stockholders' Agreement does not in any way limit the stockholders' freedom to vote their shares as they see fit. That being the case, it would be inappropriate to read the definition of transfer to include a voting agreement.

Id. at *10. Thus, based on the Court of Chancery's ruling in Garrett, neither Messrs. Outcalt nor Shaw transferred their ownership interests in their Class B Shares by executing the Voting Agreements.

         Other Delaware cases also support the same conclusion. Agreeing to vote one's shares in a particular manner pursuant to a contract, or allowing another party to vote one's shares by proxy or otherwise, does not transfer one's interest in the shares to the other party to the contract. Rather, such agreements simply impose an obligation on

                                                                             24.


the stockholder to vote his shares in the agreed manner or on the other party to cast the stockholder's vote on his behalf and according to his instructions. See, e.g., Haft v. Haft, 671 A.2d 413, 421 (Del. Ch. 1995) ("A proxy is, of course, a means temporarily to split the power to vote from the residual ownership claim of the stockholder."); Eliason v. Engelhart, 733 A.2d 944, 946 (Del. 1999) ("A proxy is evidence of an agent's authority to vote shares owned by another.") (emphasis added); In re Chilson, 168 A. 82 , 86 (Del. Ch. 1933) ("interest" in shares means not "an interest in the bare voting power or the results to be accomplished by the use of it," but rather a "recognizable property or financial interest in the stock in respect of which the voting power is to be exercised") (emphasis added), cited in Brady v. Mexican Gulf Sulphur Co., 88 A.2d 300, 303 (Del. Ch. 1952) (trustee could not confer an "interest" because trustee had "nothing but the voting rights" relating to the shares in question). Courts in jurisdictions other than Delaware have similarly held that transactions relating solely to voting rights do not constitute transfers of property interests in the shares. See, e.g., McKeague v. United States, 12 Cl. Ct. 671, 676 (1987) (proxies "involve the transfer of a voting right, and do not constitute a constructive or actual loss of stock ownership"), aff'd, 2d Cir., 852 F.2d 1294 (1988); Arden Farms v. State, N.Y. App. Div.,
60 N.Y.S.2d 47, 51 (1946) (establishment of voting trust "does not constitute a transfer of the shares", aff'd, N.Y., 71 N.E.2d 469 (1947).

         Omnicare stretches its argument to the limit by contending that because the Voting Agreements concern a future merger, they are somehow more expansive than voting agreements on other matters. Obviously, that analysis is incorrect and fails to consider the plain language of the Voting Agreements. The Voting Agreements and the proxies contained therein are limited in scope to matters pertaining to the Genesis merger.

         In the Voting Agreements, Messrs. Outcalt and Shaw promise to vote for the Genesis Merger Agreement and against other proposals that would impede the merger. (A135-36, A130 emphasis added). That is the heart of the issue. The proxy granted to Genesis is similarly limited. Messrs. Outcalt and Shaw have directed Genesis how to vote on their behalf. Although some of the matters that could be put to a stockholder vote may be proposed in the future and may, therefore, call for Genesis to make a determination as to how such proposals would

                                                                             25.


impact the potential Genesis merger, it is clear that Messrs. Outcalt and Shaw have directed Genesis to vote in a manner that would support, not impede, the Genesis Merger Agreement. Thus, Genesis has no independent power to vote the Class B shares; it merely has the right to cast Messrs. Outcalt's and Shaw's "predetermined" votes. Indeed, the Voting Agreements themselves state "[a]s of the date hereof and for so long as this Agreement remains in effect . . . the Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by him, in favor of the approval and authorization of the Merger, the Merger Agreement and the other transactions contemplated thereby . . . without the consent or approval of, or any other action on the part of, any other person or entity." (A128-29, A134)(emphasis added). As stockholders, Messrs. Outcalt and Shaw had the right to vote their shares as they saw fit and to grant proxies accordingly. The Voting Agreements grant proxies to Genesis only "to vote all of the Shares beneficially owned by the Stockholder in favor of the Proposed Transaction and in accordance with the provisions of Section 2(b) and this Section 2(c)." (A130, A136).

         Omnicare's argument to construe Section 7(a) of the Charter in conjunction with the definition of "beneficial ownership" contained in Section 7(g) must also fail. The phrase "beneficial ownership" appears only in Section 7(e) of the Charter, a provision that simply gives a "beneficial owner" of Class B shares the right to have those shares registered in his name. Because of the limited purpose for which the Section 7(g) definition appears in the Charter, the Court of Chancery rightly determined that Section 7(g) was irrelevant to the issues presented on the motions for summary judgment. (SJ Op. at 4 n.3.)

         Omnicare fails to acknowledge that the voting power granted to Genesis is limited in scope to matters pertaining to the Genesis merger, and Messrs. Outcalt and Shaw retain the power to vote their Class B shares on other matters. Moreover, Messrs. Outcalt and Shaw directed Genesis how to vote - in favor of the Genesis Merger Agreement and against any other proposals that would impede the merger. Therefore, contrary to Omnicare's assertion, Genesis does not have "possession of the power to vote or to direct the vote," as the Section 7(g) definition of "beneficial ownership" requires.

                                                                             26.


         Accordingly, the Court of Chancery correctly determined that because the Voting Agreements executed by Messrs. Outcalt and Shaw did not transfer full voting power to Genesis, the Voting Agreements did not constitute either prohibited "transfers" under Section 7(a) or transfers of "interests" in their Class B shares under Section 7(d) of the Charter.

            4. Section 7(c)(5) Confirms The Voting Agreements Did Not Convey
               An "Interest" In The Class B Shares Because The Voting Agreements Were Executed In Connection With A Proxy Solicitation.

         Section 7(c)(5) of the NCS Charter provides an additional basis upon which to determine that the Voting Agreements executed by Messrs. Outcalt and Shaw did not constitute "transfers" of interests in their Class B shares resulting in the conversion of those shares into Class A shares. (SJ Op. at 15-21.) Section 7(c)(5) of the Charter expressly exempts the Voting Agreements from the definition of "transfer of an interest." Specifically, Section 7(c)(5) of the Charter states:

         The giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy.

A31 (emphasis added). Although Omnicare contends Section 7(c)(5) is merely intended to permit NCS to solicit proxies from Class B stockholders at its annual meeting of stockholders for essentially ministerial matters, that narrow interpretation of the provision is contrary to the express language of Section 7(c)(5). (See SJ Op. at 17.)

                                                                             27.


         In addition, Omnicare is incorrect in arguing that Section 7(c)(5) does not apply to the proxies that Messrs. Outcalt and Shaw gave to Genesis in the Voting Agreements because those proxies were not given "in connection with" a solicitation of proxies subject to Section 14 of the Exchange Act.

         The Court of Chancery appropriately reasoned that Omnicare's contentions are overly broad and would nullify Section 7(c)(5) if taken at face value. (SJ Op. at 18. ) "[T]o have any meaning at all, Section 7(c)(5) must be read to apply to situations in which a holder of Class B shares gives a proxy in connection with a solicitation of proxies directed at the holders of the NCS Class A shares." (Id. at 18-19.) Indeed, the Court of Chancery aptly pointed out that Section 2(c) of Article IV of NCS' Charter states that "holders of Class A Common Stock and Class B Common Stock shall vote together as a single class in the election of directors of the Corporation and with respect to all other matters submitted to the stockholders of the Corporation for a vote." (Id. at 19; A24 (emphasis added)). Therefore, it is only logical that anyone soliciting proxies at NCS would solicit them from both the Class A and the Class B stockholders. (Summary Judgment Op. at 19.)

         The plain language of Section 7(c)(5) does not require that the giving of the proxy and the solicitation be contemporaneous. Moreover, as the Court of Chancery recognized, the phrase "in connection with" "implies no close relationship at all" and "`is always a vague, loose connective."' (Id. (quoting Bryan A. Gardner, A DICTIONARY OF MODERN LEGAL USAGE (2d Ed.) at 434)). In addition, the phrase "in connection with" also appears in federal securities laws and is interpreted quite broadly. (Id. at 19-20 (citing Manhattan Casualty Co. v. Bankers Life and Casualty Co., 404 U.S. 6, 12-13 (1971) (applying the "in connection with" language from Rule 10b-5 broadly as meaning "touching")).

         The Court of Chancery correctly determined that Messrs. Outcalt and Shaw granted their proxies to Genesis "in connection with" an anticipated solicitation of proxies from the Class A stockholders. (Id. at 20) The recitals in the Voting Agreements state that Messrs. Outcalt and Shaw executed the Voting Agreements "in order to induce [Genesis] to enter into tine Merger Agreement" (Id; A134, A128). The Merger

                                                                             28.


Agreement contains covenants by NCS that it will hold a special meeting of stockholders for the purpose of obtaining stockholder approval of the merger; that, in connection with such meeting, the NCS stockholders will be furnished with a proxy statement prepared in accordance with the provisions of the Securities Exchange Act of 1934 (the "1934 Act"); and that NCS will solicit proxies in favor of the Merger from the NCS stockholders.(8) (A89; Summary Judgment Op. at 20). The solicitation of the Class A stockholders is subject to
Section 14 of the 1934 Act because the Class A shares are registered under
Section 12(g) of the Securities Act. Therefore, the Voting Agreements executed by Messrs. Outcalt and Shaw clearly were made in connection with a solicitation of proxies subject to Section 14 of the 1934 Act.

         The definition of "solicitation" under Rule 14a-1(1)(1) also supports the argument that the Voting Agreements were executed in connection with a proxy solicitation. Rule 14a-1(1)(1); promulgated under the 1934 Act, defines "solicitation" to include:

         (i) any request for a proxy whether or not accompanied by or included in a form of proxy;

         (ii)  any request to execute or not to execute, or to revoke, a proxy;
               or

         (iii) the furnishing of a form of proxy or other communication to security holders under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy.

-------------------

(8) On August 29, 2002, NCS and Genesis filed a registration statement on Form S-4 with the Securities and Exchange Commission containing the joint proxy statement/prospectus of the two companies. A160-409.

                                                                             29.


Rule 14a-1(1)(1) (emphasis added). The Rule contains no requirement as to the timing of such solicitation. See also Centaur Partners IV v. National Intergroup, Inc., 1990 WL 96248 (Del. Ch.) (in examining the issue of soliciting consents, the Delaware Court of Chancery first looked to the definition of "solicitation" in Black's Law Dictionary, which defines "solicitation" as "asking; enticing; [or] urgent request"); Gulf Corp. v. Mesa Petroleum Co.,
582 F. Supp. 1110, 1116 (D. Del. 1984) (citing Trans World Core. v. Odyssey Partners, 561 F. Supp. 1315, 1319 (S.D.N.Y. 1983) (relying on Rule 14a-1's definition of "solicitation"); Long Island Lighting Co. v. Barbash, 779 F.2d 793, 796 (2d. Cir. 1985) (in determining whether a "solicitation" has occurred, the issue to be decided in each case is "whether the challenged communication, seen in the totality of the circumstances is `reasonably calculated' to influence the shareholders' votes. . . . Determination of the purpose of the communication depends upon the nature of the communication and the circumstances under which it was distributed"). Clearly a direct request by a company such as Genesis to individual shareholders such as Messrs. Outcalt and Shaw to provide proxies to vote their Class A and Class B shares are proxy solicitations under Rule 14a-1. Indeed, such a direct request is the essence of a solicitation, for there can be no better way to solicit a proxy than to ask for it directly from a stockholder.

         Accordingly, through the Voting Agreements, Messrs. Outcalt and Shaw granted their proxies to Genesis "in connection with" a solicitation of proxies subject to Section 14 of the 1934 Act. Because Section 7(c)(5) of the Charter expressly provides that giving such proxies shall not be deemed to be a "transfer" of interest in Class B shares, Omnicare's claim that the Voting Agreements have resulted in the automatic conversion of Messrs. Outcalt's and Shaw's Class B shares into Class A shares is wrong. The Voting Agreements are valid, and no conversion has occurred.

                                                                             30.


                                   CONCLUSION

         WHEREFORE, for all of the foregoing reasons and pursuant to the authorities cited, Appellees Jon H. Outcalt and Kevin B. Shaw respectfully request that this Court affirm in their entirety the Court of Chancery's rulings dismissing Omnicare's claims for lack of standing and granting summary judgment in favor of the defendants-appellees on the effect of the Voting Agreements.



SQUIRE, SANDERS & DEMPSEY L.L.P.     SPIETH, BELL, McCURDY & NEWELL CO., L.P.A.

/s/ Frances Floriano Goins           /s/ James R. Bright
---------------------------          -------------------------------
Frances Floriano Goins               James R. Bright
Thomas G. Kovach                     Timothy G. Warner
4900 Key Tower                       2000 Huntington Building
127 Public Square                    Cleveland, OH 44115
Cleveland, OH 44114                  (216) 696-4700
(216) 479-8500


MORRIS, NICHOLS, ARSHT & TUNNELL     MORRIS, JAMES, HITCHENS & WILLIAMS L.L.P.

/s/ Jon E. Abramczyk                 /s/ Edward M. McNally
---------------------------          -------------------------------
Jon E. Abramczyk (#2432)             Edward M. McNally (#614)
1201 North Market Street             Michael A. Weidinger (#3330)
Wilmington, DE 19899                 Elizabeth A. Brown (#3713)
(302) 658-9200                       222 Delaware Avenue, 10th Floor
                                     Post Office Box 2306
Attorneys for Defendant              Wilmington, DE 19899
Jon H. Outcalt                       (302) 888-6800

                                     Attorneys for Defendant
                                     Kevin B. Shaw


November 22, 2002

                             CERTIFICATE OF SERVICE

         I hereby certify that on November 22, 2002 copies of the within document were served on the following attorneys of record as follows:

               BY HAND:

               Edward P. Welch, Esquire
               Skadden, Arps, Slate, Meagher & Flom LLP
               One Rodney Square
               Wilmington, DE 19801

               David C. McBride, Esquire
               Young, Conaway, Stargatt & Taylor LLP
               1000 West Street, 7th Floor
               Wilmington, DE 19801

               Edward M. McNally, Esquire
               Morris, James, Hitchens & Williams
               222 Delaware Avenue
               Wilmington, DE 19801

               Donald J. Wolfe, Jr., Esquire
               Potter Anderson & Corroon
               Hercules Plaza
               1313 N. Market Street
               Wilmington, DE 19801


                                   /s/ Jon E. Abramczyk
                                   -------------------------
                                   Jon E. Abramczyk